EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES FINAL RESULTS OF TENDER OFFER

STAMFORD, CT, November 15, 2010 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today announced the final results of its “modified Dutch auction” tender offer, which expired at 5:00 p.m., New York time, on Monday, November 8, 2010.  Silgan has accepted for purchase 5,035,971 shares of its common stock at a price of $34.75 per share, for a total purchase price of approximately $175 million.  The final proration factor for the offer is approximately 99 percent.  Payment for the shares accepted for purchase, and return of all other shares tendered and not accepted for purchase, will be made promptly by BNY Mellon Shareowner Services, the depositary for the tender offer.

Pursuant to the Stock Purchase Agreement with Messrs. R. Philip Silver and D. Greg Horrigan, Silgan’s two largest stockholders and the Non-Executive Co-Chairmen of its Board of Directors, entered into in connection with the tender offer, Silgan will purchase an aggregate of 2,071,509 shares of its common stock on November 23, 2010 from Messrs. Silver and Horrigan and/or certain entities that hold shares of Silgan’s common stock that are beneficially owned by each of them, at a price of $34.75 per share, for a total purchase price of approximately $72 million.  Following such purchase, Messrs. Silver and Horrigan will maintain substantially the same percentage beneficial ownership interest in Silgan’s common stock that each such person has immediately prior to the consummation of the tender offer.

After the completion of the tender offer and the purchase of shares under the Stock Purchase Agreement, Silgan will have purchased a total of 7,107,480 shares of its common stock for an aggregate total

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SILGAN HOLDINGS
November 15, 2010

purchase price of approximately $247 million.  These shares represent approximately 9.2 percent of Silgan’s common stock outstanding as of November 15, 2010.

Citi served as the dealer manager for the tender offer.  BNY Mellon Shareowner Services served as the information agent for the tender offer.  Stockholders and investors who have questions or need information about the tender offer may contact BNY Mellon Shareowner Services at (866) 351-3288 or (201) 680-6579.

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Silgan is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2009.  Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia.  In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting Silgan and therefore involve a number of uncertainties and risks, including, but not limited to, those described in Silgan’s Annual Report on Form 10-K for 2009 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of Silgan could differ materially from those expressed or implied in such forward-looking statements.

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